                                                          Exhibit 99(a)(3)(iv)

                        [FAX LETTERHEAD OF LEWIS SILKIN]

DATE:                   26 March 1997

PAGE NUMBER ONE OF      3

TO:                     Will Price

COMPANY:

FAX NUMBER:             839 2768

CC:

FROM:                   Anna Williams

DIRECT FAX NUMBER:      0171 227

DIRECT PHONE NUMBER:    0171 227 8066

RE:                     Hurlingham Bus. Park

MESSAGE

Will, please see the latest information relating to service charges and management issues for the Hurlingham property.

PAGE NUMBER ONE OF      2

                        --------------------------

DATE                    26 March 1997

                        --------------------------

TO/REF                  Simon Witney

                        --------------------------

FAX NO                  0171 533 2000

                        --------------------------

FROM/REF                Fergus Payne

                        --------------------------

COPY TO                 Will Price

                        --------------------------

COPY FAX NUMBER         0171 839 2768

                        --------------------------

RE:                     Countdown

                        --------------------------


MESSAGE

Dear Simon

I attach draft additional clauses 4.8 and 4.9 to the Acquisition Agreement (a copy of which is being sent to Sarah Calder by Anna Williams of my office) for your approval.

Regards.

Yours sincerely


/s/ Fergus Payne

Fergus Payne

                                              (Pounds)

Staff wages                                   20,000.00
                                              ---------
Window cleaning                                3,200.00
                                               --------
Electricity                                    2,500.00
                                               --------
Telephone                                        560.00
                                                 ------
Gardening                                      1,500.00
                                               --------
General Maintenance                            6,500.00
                                               --------
Refuse disposal                                6,000.00
                                               --------
Security Services                             37,500.00
                                              ---------
Insurance premiums                             1,300.00
                                               --------
Sundry Expenses                                  300.00
                                                 ------
Audit fees                                     1,300.00
                                               --------
Management fees                               10,200.00
                                              ---------
Signage                                          500.00
                                                 ------
Reserve Fund                                   2,000.00
                                               --------
Legal                                          1,000.00
                                               --------

The Reserve Fund was Introduced from the service charge year commencing 1 January 1997. (Pounds)2,000 is collected from each tenant up to a maximum of (Pounds)10,000 with all interest being accrued back to the fund. The fund is to be used in respect of any emergency and unbudgeted works of a major nature such as collapsed drains, etc.

We understand from the Company that the local Council (London Borough of Hammersmith and Fulham) is implementing a controlled parking scheme in the vicinity of the Property. In response to this, the Estate's management company have decided to introduce certain measures to discourage visitors parking on the Estate which include issuing windscreen badges to tenants and their employees. It has also been proposed to install a car park barrier at some considerable expense. This proposal has been vetoed by tenants but continues to be a management issue.

                                    PART XIV

                            Current Insurance details

1     Insurers Name and
      Branch Address        :    Sedgwick UK Risk Services Limited
                                 Bristol Bridge Road
                                 138/141 Redcliffe Street
                                 Bristol BS1 6QP

2     Insured               :    Countdown plc

3     Policy Number         :    01 1191527 CME

4     Sum Insured                Buildings                      (Pounds)750,000
                                 General Contents               (Pounds)155,000
                                 Stock and Materials, in Trade  (Pounds)100,000
                                 Total                        (Pounds)1,005,000

5     Premium               :    (Pounds)5,579.49 per annum

                                    PART XI

                Actual Use, Local Authority Searches and Planning

1     The Actual Use of the  Property   :  Offices with ancillary warehouse
                                           space

2     The Permitted Use of the Property : Business use within Use Classes A1(a),
                                          A2, A3 or B1 to the Schedule to the
                                          Town and Country Planning (Use
                                          Classes) Order 1987.

                                    PART XII

        Planning orders consents sad permissions relating to the Property


1     (778/0002) 86/20/573/23 - 29 April 1986 - erection of 3 2-storey blocks comprising 20 light industrial units subject to conditions.

2     (778/0002) 84/20/01594/23 - 16 October 1984 - redevelopment by erection of new paper works, light industrial and residential uses subject to conditions.

3     85/20/2523/23 - 27 March 1986 - redevelopment subject to conditions.

4 Section 52 Agreement - 21 April 1986 - erection of residential development.

5 Enforcement notice - 1 July 1981 taking effect 1 August 1981 (no indication from Personal Local Search result as to what this relates).

                                    PART XIII

             Material matters arising from enquiries of the Company

      The Company is obliged to pay a proportion (18%) of the management expenses to the business park within which the Property is located.

      The last invoice for the period 1.1.95 to 31.12.95, was for a total of (Pounds)14,702.88 which was satisfied by monies held by the managing agents on account for the Company and there is, currently, (Pounds)957.12 standing to the credit of that account.

      We have seen budgets of expenditure for the years ending 31 December 1996 and 31 December 1997. The total budget expenditure for the year ending 31 December 1996 was (Pounds)85,600.00.

      The breakdown of expenses for the year ending 31 December 1997 is as follows:

                            [FAX LETTERHEAD OF KPMG]

To             Will Price                                            Page 1 of 1
Organisation   Transmedia
Fax            839 2768

Copy to

From           Digby Wirtz                                            Ref dw/593
Department     US Capital Markets Group, London-DR
Tel            0171-311 5323
Fax            0171-311 5828

Date           24 March 1997

Subject        Consolidation Issues

In order to fully consolidate "Target", TMNA would need to own 100% of the voting shares, with all the consequent risks and rewards of ownership.

The shares in Target could be used as security for a third party loan to TMNA, and this could be achieved by means of a pledge of the shares or a lien or security interest in the shares. Such pledge or lien could contain clauses to protect the interest of the third party lender, but such restrictions cannot be so restrictive as to effectively inhibit or limit TMNA's ability to control Target. For example, restrictions inhibiting TMNA's right to the following actions (or providing the third party lender with veto powers over these actions ) would not enable TMNA to consolidate Target:

      - Selection, termination or setting the compensation of senior management of Target

      - Establishment of operating and capital investment decisions of Target, including budgets in the ordinary cone of business

Please call me if you would like to discuss this issue further.

Regards,

/s/ Digby

                      [LETTERHEAD OF J.B. TITCHENER & Co.]

                             IDC Accounts to May 96

NAE/RKH/516/G72

The Members
IDC Card Limited
IDC House
The Vale
Gerrards Cross
Bucks
SL9 9RZ

Dear Sirs

We hereby resign as auditors of the Company. We confirm that we have no outstanding claims of any kind against the Company and that there are no circumstances connected with our resignation which we consider should be brought to the attention of the members or creditors of the Company.

Yours faithfully

/s/ J.B. Titchener & Co.

Dated:                  1996

Ticker    Volume    High      Low      Last     Change    Update

CU            0     0.000     0.000    23.875             3/26
mbrs          0     0.000     0.000    16.750             3/26
TMN           0     0.000     0.000     4.875             3/26
TMNA          0     0.000     0.000     1.000             3/25
TMNE          0     0.000     0.000     1.000             3/25
wtsm          0     0.000     0.000     1.687             3/26

Compuserve 27.3.97